Exhibit 15.1

[Letterhead of Deloitte & Touche LLP]

April 12, 2006

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO 80634

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UAP Holding Corp. and subsidiaries for the three-month periods ended May 29, 2005 and May 30, 2004, and have issued our report dated July 5, 2005, and for the six-month periods ended August 28, 2005 and August 29, 2004, and have issued our report dated October 6, 2005, and for the nine-month periods ended November 27, 2005 and November 28, 2004, and have issued our report dated January 9, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 29, 2005, August 28, 2005 and November 27, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP